Exhibit 99.3

July 7, 2011

City of Hope

1500 East Duarte Road

Duarte, CA 91010-3000

Attention: Sr. Vice President for Technology Development

Re:	Exclusive License Agreement dated February 3, 2003 concerning U.S. Patent No. 6,133,433 (the “Agreement”) between Vical Incorporated (“Vical”) and City of Hope (“COH”)

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) confirms the understanding of Vical and COH regarding certain matters relating to the Agreement. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings provided in the Agreement.

The parties acknowledge that Vical intends to grant Astellas Pharma Inc. (“Partner”) a sublicense under the license to Patent Rights granted by COH to Vical under the Agreement (the “Sublicense”). The Sublicense will grant Partner non-exclusive rights under the Patent Rights to develop and commercialize certain products in the field of therapeutic and prophylactic use to control or prevent cytomegalovirus infection in immunocompromised patients and human transplant donors in the United States.

The parties hereby agrees that, during the term of the Sublicense:

(1) Partner shall have the right to grant to its Affiliate(s) (for so long as each Affiliate sub-licensee remains an Affiliate) further sublicenses under the Sublicense without the consent of COH, provided that the terms of such further sublicenses are not inconsistent with the terms of the Agreement. Affiliate sub-licensees shall not have the right to grant further sub-licenses to any third party. Partner will not be required to provide a copy of any sublicense agreement with its Affiliate. However, within sixty (60) business days following the effective date of each such sublicense, Vical shall provide to COH notice that such sublicense has been granted, identifying the name and address of the sublicensee. For purposes of this provision, “Affiliate” means each and any subsidiary, parent, closely-held or other corporation, partnership, limited liability company, or other legal entity in which Partner owns or controls fifty percent (50%) or more of such entity’s stock, voting securities or other right to elect or control management, or where such entity owns or controls, fifty percent (50%) or more of Partner’s stock, voting securities or other right to elect or control management.

(2) If COH exercises the right under Section 2.2(e) to cause the license granted to Vical to become non-exclusive (the “Event”), COH shall not terminate the Sublicense, and, notwithstanding Section 2.3(c) of the Agreement, the Sublicense (if such Sublicense is still in effect at the time of such Event) will survive such Event.

Except as specifically amended by this Letter Agreement, the terms and conditions of the Agreement shall remain in full force and effect. The identity of Partner and proposed transaction between Vical and Partner is Confidential Information of Vical under the Agreement. The parties hereby agree that the Agreement, as amended by this Letter Agreement, constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter thereof and hereof and supersedes all prior understandings and agreements relating to such subject matter. This Letter Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please sign and date this Letter Agreement in the space provided below and return it to me.

Sincerely,

VICAL INCORPORATED

By:	/s/ Vijay B. Samant
Vijay B. Samant President and Chief Executive Officer

Agreed to and accepted this 1st day of July, 2011:

CITY OF HOPE

By:	/s/ Larry A. Couture
Name:	Larry A. Couture Ph.D.
Title:	Senior Vice President for Technology Development